UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. )*

CHINO COMMERCIAL BANCORP
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

16957L 102
(CUSIP Number)

12/31/2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the
Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16957L 102

1	.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
DANN H. BOWMAN

2	.	Check the Appropriate Box if a Member of a Group (See Instructions)

		(a)	☐

		(b)	☐

3	.	SEC Use Only

4	.	Citizenship or Place of Organization
USA

			5	.	Sole Voting Power
92,171

Number of
Shares			6	.	Shared Voting Power
Beneficially					-0-
Owned by
Each
Reporting			7	.	Sole Dispositive Power
Person With					92,171

			8	.	Shared Dispositive Power
-0-

9	.	Aggregate Amount Beneficially Owned by Each Reporting Person
92,171

10	.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	.	Percent of Class Represented by Amount in Row (9)
12.16%

12	.	Type of Reporting Person (See Instructions)
IN

Item 1.
	(a)	Name of Issuer
CHINO COMMERCIAL BANCORP
	(b)	Address of Issuer’s Principal Executive Offices
14345 PIPELINE AVENUE, CHINO, CALIFORNIA 91710

Item 2.
	(a)	Name of Person Filing
DANN H. BOWMAN
	(b)	Address of Principal Business Office or, if none, Residence
14345 PIPELINE AVENUE, CHINO, CALIFORNIA 91710
	(c)	Citizenship
USA
	(d)	Title of Class of Securities
COMMON STOCK
	(e)	CUSIP Number

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-
8).
	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
1813);
	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:
92,171 (Includes 54,138 vested option shares)
(b) Percent of class:
12.16%
(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote
38,033
(ii) Shared power to vote or to direct the vote
-0-
(iii) Sole power to dispose or to direct the disposition of
92,171
(iv) Shared power to dispose or to direct the disposition of
-0-

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following . ☐
N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
Parent Holding Company or Control Person
N/A

Item 8.	Identification and Classification of Members of the Group
N/A

Item 9.	Notice of Dissolution of Group
N/A

Item 10.	Certification
N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/14/08
Date

/S/ Dann H. Bowman
Signature

Dann H. Bowman
Name/Title